Exhibit 10.1

September 4, 2018

Mr. D. Anderson

Dear Dave,

I am delighted to offer you the position of Chief Financial Officer based in our Wilton office, reporting to the CEO. Your hire date will be September 5, 2018 and your position as Chief Financial Officer will be effective September 10, 2018.

Your annualized base salary will be $800,000, payable in biweekly installments.

You will participate in our Annual Incentive Plan with an annual target of $800,000. For 2018 your payout will be guaranteed at $400,000.

In addition, the Compensation Committee of the Board has approved a one-time hiring equity award to be granted on October 26, having a value of $2,250,000. 50% of the award will be denominated in service-based RSUs vesting in 3 equal installments on each anniversary of the grant provided you are an employee on the vesting date. 50% of the award will be denominated in performance stock options. The options are earned once Nielsen stock price achieves a growth target for a period of 20+ consecutive days at any time in the 3-year period and vest in 3 equal annual installments on each anniversary of the grant provided you are an employee on the vesting date. The performance options are exercisable once the performance target has been met and the options have vested.

As a member of Nielsen’s senior management team, you will be eligible to participate in discretionary Long Term Incentive (LTI) awards.

In February, 2019 we will recommend to the Compensation Committee of the Board of Directors that you are awarded a grant of performance restricted stock units (PRSUs), having a value of $1,350,000 under our Long Term Performance Plan (LTPP). The PRSUs will be earned based on the company achieving approved cumulative financial performance targets over the three-year period commencing January 1, 2019.

In October 2019, we will recommend to the Compensation Committee that you are awarded an equity grant consisting of restricted stock units (RSUs) having a value of $900,000. RSUs automatically vest in 4 equal annual installments commencing on the first anniversary of the grant date provided you are an active employee on the vesting date.

As a senior executive at Nielsen you are expected to accumulate and maintain a meaningful level of stock ownership in the Company. The value of your stock ownership guideline is 3x your annual salary. The guideline shares will be determined using the closing price of a Nielsen share on your hire date. A summary of our stock ownership guideline is included in the addendum to this offer letter.

As a Nielsen employee, you will be eligible for all benefits currently offered to members of the Nielsen senior management team as of your first day of employment. Within a week of your start date you should receive an email from Fidelity, our benefits administration platform, inviting you to enroll in our benefit plans. You must enroll within 31 days of your hire date.

If you do not receive your email, please contact the Fidelity Benefits Service Center (1-800-500-2363).

While it is our sincere hope that our relationship will be a long and mutually beneficial one, your employment by Nielsen is at-will, which means either you or the company may voluntarily terminate your employment at any time. In the event your employment is terminated involuntarily (except in cases deemed to be “for cause”) or voluntarily “for good reason”, you will receive benefits as described in our Executive Severance Policy, a copy of which is enclosed with this letter.

This offer is conditional upon the following:

1.	Successful completion of a background check including prior employment and education verification.

2.

Your completion of the Employment Eligibility Verification Form I-9. The Immigration Reform and Control Act of 1985 requires employers to verify that all employees are legally authorized to work in the United States.

3.

Signed return of necessary documents listed on the form to establish your identity and employment eligibility. This form, and other new hire paperwork will be sent to you upon accepting this offer and should be submitted on your first day of employment.

4.	Your signing the enclosed Executive Non Disclosure, Non Solicitation, Non-Competition and Inventions Assignment Agreement.

Dave, on behalf of the entire Nielsen team, I am thrilled to welcome you to our organization. I look forward to working together as you build a rewarding career and we create long term value at Nielsen.

Sincerely,

Nancy Phillips

Accepted:

Dave Anderson Date:

Share Ownership Guidelines Summary

•	Eligible shares include shares owned directly, jointly, beneficially owned held indirectly, shares held in 401k

•	Ineligible shares include stock options and shares pledged for loans

•

There is no set time period to attain the guideline but until the guideline is attained, executive is restricted from selling shares (with the exception of shares used to cover income tax liability on vesting RSUs and on option exercise and hold transactions)

•	Guidelines are set using a multiple of base salary (3x) for Section 16 Officers

•	Guideline shares are calculated for new hires using the closing price of a Nielsen share on the hire date

•	Once guideline is met, there is no reset of the guideline unless the executive crosses a threshold (due to position or salary). 3x base salary is the maximum threshold below the level of the CEO.

•	Executive is to produce an annual statement or certification of share ownership

•	Compensation Committee may waive application of guidelines in event of financial hardship